EXHIBIT 10.2

AMENDMENT TO THE

OPKO HEALTH, INC.

2007 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the 2007 Equity Incentive Plan (the “2007 Plan”) of OPKO Health, Inc., a Delaware corporation (the “Company”), is made effective as of August 28, 2013. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the 2007 Plan.

WHEREAS, at a duly noticed meeting of the Board of Directors of the Company (the “Board of Directors”) held on June 14, 2013, the Board of Directors determined it to be in the best interests of the Company to amend the 2007 Plan to increase the aggregate number of shares of common stock, par value $0.01 per share, of the Company authorized for issuance thereunder from thirty-five million (35,000,000) shares of Company common stock to fifty-five million (55,000,000) shares of Company common stock; and

WHEREAS, at the Company’s 2013 annual meeting of stockholders held on August 28, 2013, the Company’s stockholders approved the increase in the number of shares of Company common stock authorized for issuance under the 2007 Plan from thirty-five million (35,000,000) shares of Company common stock to fifty-five million (55,000,000) shares of Company common stock.

NOW, THEREFORE, be it resolved that the 2007 Plan is hereby amended as follows:

Stock Subject to Plan. Section 5.1 of the 2007 Plan shall be amended to authorize fifty-five million (55,000,000) shares of Company common stock for issuance as awards under the 2007 Plan.

Date of Amendment. To record the adoption of this Amendment to the 2007 Plan by the Board of Directors as of June 14, 2013, and the approval by the Company’s stockholders of this Amendment effective as of August 28, 2013, the Company has caused its authorized officer to execute the same as of the date first set forth above.

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin
Steven D. Rubin Executive Vice President – Administration